                                                                    EXHIBIT 99.1


           NEOSE TECHNOLOGIES REPORTS THIRD QUARTER FINANCIAL RESULTS

         AUGUST RESTRUCTURING LEADS TO NON-CASH CHARGES OF $13.2 MILLION

HORSHAM, PA, November 2, 2005 -- Neose Technologies, Inc. (NasdaqNM: NTEC) today announced financial results for the third quarter and nine months ended September 30, 2005.

For the quarter ended September 30, 2005, the Company reported a net loss of $22,621,000, or $0.69 per basic and diluted share, compared to a net loss of $10,824,000, or $0.44 per basic and diluted share, for the same period in 2004. The Company's net loss for the quarter ended September 30, 2005 included charges related to the restructuring announced in August 2005 of $14,002,000, of which $13,187,000 represented non-cash property and equipment impairment charges and $815,000 represented expected payments for employee severance. The impairment charge for the 2005 period was partially offset by reductions in research and development expenses of $1,784,000, decreases in general and administrative expenses of $176,000, and increased interest income of $220,000.

In August 2005, the Company announced it would evaluate alternatives relative to the Company's current headquarters and clinical manufacturing facility (the "Witmer Road Facility"), which it owns subject to a mortgage, including the potential disposition of the facility. As a result of the announcement, the Company calculated and recorded during the third quarter of 2005 a non-cash impairment charge of $13,000,000, which was included in restructuring charges on the Company's statements of operations, on the Witmer Road Facility and related equipment. As part of the restructuring announced in August 2005, the Company decided to centralize research activities in Horsham, Pennsylvania by ending operations in its leased facility in San Diego, California. During the three months ended September 30, 2005, the Company recorded a non-cash impairment charge of approximately $187,000, which was included in restructuring charges on the Company's statements of operations, related to property and equipment located in the San Diego facility.

The decrease in research and development expenses during the third quarter of 2005 resulted primarily from reduced purchases of laboratory supplies and raw materials, as well as lower recruiting, relocation and discretionary personnel costs. The decrease in research and development expenses during the 2005 period was also caused by a decrease in depreciation expense related to the Company's Witmer Road Facility. General and administrative costs decreased by $176,000 during the 2005 period primarily due to decreased payroll, consulting
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NEOSE TECHNOLOGIES, INC.                                                  Page 2


and depreciation expenses, partially offset by higher patent legal fees. The $220,000 increase in interest income during the 2005 period was due to higher interest rates.

For the nine months ended September 30, 2005, the Company reported a net loss of $44,173,000, or $1.42 per basic and diluted share, compared to a net loss of $30,653,000, or $1.38 per basic and diluted share, for the same period in 2004. The increased net loss during the 2005 period was primarily due to the restructuring charges described above.

The Company reported revenues of $4,271,000 for the first nine months of 2005, compared to $3,592,000 for the same period in 2004. The increase in revenues for the 2005 period was primarily due to revenues recognized under the Company's collaboration with BioGeneriX, which collaboration began late in the second quarter of 2004.

For the nine months ended September 30, 2005, the Company's research and development expenses were $26,133,000, compared to $24,971,000 for the comparable 2004 period. The increased research and development expenses during the 2005 period were primarily due to higher personnel costs, as well as increased purchases of outside services, including preclinical studies and consulting. Partially offsetting these increases during the 2005 period were decreased recruiting and relocation costs, reduced laboratory supplies and maintenance costs, and lower depreciation expense.

The Company's marketing, general, and administrative expenses were $8,469,000 for the nine months ended September 30, 2005, compared to $9,047,000 for the comparable 2004 period. The decrease for the 2005 period was primarily due to reduced salaries, consulting, and depreciation expenses, which were partially offset by higher accounting and patent legal expenses.

For the nine months ended September 30, 2005, the Company's interest income was $1,138,000, compared to $431,000 for the comparable 2004 period. The increase during the 2005 period was due to higher interest rates.

The Company ended the third quarter with $45,453,000 in cash, cash equivalents, and marketable securities.

CONFERENCE CALL

The Company will host a conference call at 5:00 p.m. (ET) on November 2, 2005, to discuss the third quarter financial results and update investors on company developments. The dial-in number for domestic callers is (800) 946-0705. The dial-in number for international callers is (719) 457-2637. A replay of the call will be available for 7 days beginning approximately three hours after the conclusion of the call. The replay number for domestic callers is (888) 203-1112 using the passcode 1159649. The replay number for international callers is (719) 457-0820, also using the passcode 1159649. The call will also be webcast live through the Company's website via the following link:

      http://phx.corporate-ir.net/phoenix.zhtml?c=60494&p=irol-calendar
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NEOSE TECHNOLOGIES, INC.                                                  Page 3


To listen to the live call, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

ABOUT NEOSE

Neose is a biopharmaceutical company using its proprietary enzymatic technologies to develop improved drugs, focusing primarily on therapeutic proteins. Neose uses its GlycoAdvance(R) and GlycoPEGylation(TM) technologies to develop improved versions of drugs with proven safety and efficacy. Neose intends to apply its technologies to products it is developing on its own and to products it co-develops and co-owns with others. It also expects to make its technologies available, through strategic partnerships, to improve the products of other parties. Neose's first two proprietary candidates are NE-180 (GlycoPEG-EPO), a long-acting version of erythropoietin, and GlycoPEG-GCSF, a long-acting version of granulocyte colony stimulating factor (G-CSF).
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NEOSE TECHNOLOGIES, INC.                                                  Page 4


                           STATEMENTS OF OPERATIONS
                   (in thousands, except per share amounts)
                                   (unaudited)


                                                            Three months                   Nine months
                                                         ended September 30,           ended September 30,
                                                         2005           2004           2005           2004
                                                       --------       --------       --------       --------
Revenue from collaborative agreements                  $  1,503       $  1,451       $  4,271       $  3,592
                                                       --------       --------       --------       --------

Operating expenses:
      Research and development                            7,521          9,305         26,133         24,971
      General and administrative                          2,685          2,861          8,469          9,047
      Restructuring charges                              14,002              -         14,002              -
                                                       --------       --------       --------       --------
         Total operating expenses                        24,208         12,166         48,604         34,018
                                                       --------       --------       --------       --------

Operating loss                                          (22,705)       (10,715)       (44,333)       (30,426)

Other income                                                  -              -             22              -
Interest income                                             415            195          1,138            431
Interest expense                                           (331)          (304)        (1,000)          (658)
                                                       --------       --------       --------       --------

Net loss                                               $(22,621)      $(10,824)      $(44,173)      $(30,653)
                                                       ========       ========       ========       ========


Basic and diluted net loss per share                   $  (0.69)      $  (0.44)      $  (1.42)      $  (1.38)
                                                       ========       ========       ========       ========


Weighted-average shares outstanding used in
   computing basic and diluted net loss per share        32,782         24,712         31,188         22,284
                                                       ========       ========       ========       ========

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NEOSE TECHNOLOGIES, INC.                                                  Page 5


                            CONDENSED BALANCE SHEETS
                                 (in thousands)
                                   (unaudited)


                       ASSETS                               September 30, 2005        December 31, 2004
                                                            ------------------        -----------------
Cash, cash equivalents and marketable securities                  $45,453                  $45,048
Accounts receivable and other current assets                        2,045                    2,768
                                                                  -------                  -------
  Total current assets                                             47,498                   47,816

Property and equipment, net                                        25,010                   41,133

Intangible and other assets, net                                    1,103                    1,782
                                                                  -------                  -------

  Total assets                                                    $73,611                  $90,731
                                                                  =======                  =======


      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities                                               $10,886                  $11,897
Long-term debt and capital lease obligations                       11,284                   13,759
Deferred revenue, net of current portion                            3,316                    3,688
Other liabilities                                                     486                      533
                                                                  -------                  -------
  Total liabilities                                                25,972                   29,877

Stockholders' equity                                               47,639                   60,854
                                                                  -------                  -------


  Total liabilities and stockholders' equity                      $73,611                  $90,731
                                                                  =======                  =======


CONTACTS:


   Neose Technologies, Inc.
      A. Brian Davis
      Sr. Vice President and Chief Financial Officer
      (215) 315-9000
      Barbara Krauter
      Manager, Investor Relations
      (215) 315-9004

For more information, please visit www.neose.com.

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